PURCHASE AND SALE OF REAL ESTATE AGREEMENT

THIS PURCHASE AND SALE OF REAL ESTATE AGREEMENT (“Agreement”) is made this 16th day of February, 2006, by CITY CENTRAL BANCORP, INC., a Michigan corporation, or an affiliated entity, having an address at 2995 Saddlewood Road, West Bloomfield, Michigan 48324 (hereinafter referred to as “Buyer”), and ANNE M. BITONTI, AS TRUSTEE OF THE ANNE M. BITONTI REVOCABLE TRUST, U/A/D OCTOBER 6, 2000, having an address Thompson-Brown Realtors, 30180 Orchard Lake Road, Suite 200, Farmington Hills, Michigan 48334 (hereinafter referred to as the “Seller”).

RECITALS:

A. Seller is the owner of two (2) parcels of real property located at the northeast corner of 12 Mile Road and Dixon Road in the City of Novi, County of Oakland, State of Michigan, referred to as Parcel No. 50-22-10-400-012 and 50-22-10-400-013, which real property is more particularly described on Exhibit “A” attached hereto and incorporated herein by reference (the “Property”); and

B. Buyer desires to purchase from Seller and Seller desires to sell and convey to Buyer a Property, together with all structures, improvements, rights, easements and appurtenances located thereon and appertaining thereto, in consideration of the purchase price and other covenants herein contained, all as hereinafter set forth.

NOW, THEREFORE, in consideration of and in reliance on the mutual promises and undertakings herein made and the mutual benefits to be derived therefrom, the parties hereto represent, covenant and agree as follows:

1.  Sale of Property. Subject to the terms and conditions herein set forth, Buyer shall purchase from Seller and Seller shall sell and convey to Buyer the Property, subject to no liens, restrictions or encumbrances excepting utility lines which service the subject property and except such restrictions and easements of record as are approved by Buyer as provided in paragraph 3 and the right of the public in any street or highway forming a boundary of the Property. This sale includes all existing structures and improvements located thereon, and all right, title and interest, if any, of Seller in and to any land lying in the bed of any street or highway opened or proposed, in front of or adjoining the Property to the center line thereof.

Except for the representations and warranties of Seller set forth in Paragraph 5 of this Agreement, the subject property is being sold and purchased in an “as is” condition, including the environmental condition thereof, with the specific understanding by both Buyer and Seller that the Seller has made an initial selling price reduction and that Seller shall not, except for any expenses incurred by Buyer that arise out of a breach of any covenant, obligation, representation or warranty of Seller contained in this Agreement or any document executed by Seller in connection with the closing of this transaction, be responsible for any expenses incurred by Buyer with respect to its due diligence activities with respect to the Property, any required municipal approvals sought by Buyer with respect to the Property or Buyer’s development of the Property, including but not limited to expenses arising out of improvements required by the municipality, costs of conducting environmental investigations and tests (including a BEA, if applicable), expenses of obtaining or vacating easements, and expenses pertaining to road improvements and the dedication thereof.

Seller has provided Buyer with time in which to do Buyer’s independent investigations of the subject property and it shall be the responsibility of Buyer to make its independent investigations and determine if the subject property meets the requirements of Buyer’s intended use or not. Buyer has the option under the terms of this Agreement to find that the subject property meets the Buyer’s requirement for it’s intended use and proceed to closing or if not meeting requirements to withdraw from this Agreement in accordance with it’s terms and conditions.

2.  Purchase Price. The total purchase price for the Property herein conveyed shall be EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($850,000) (the “Purchase Price”).

The Purchase Price shall be payable as follows:

a.
Within five (5) days after execution and delivery of this Agreement, Buyer shall deposit with Buyer’s Broker (hereinafter defined) a check in the amount of Thirty Thousand Dollars ($30,000) to be held in escrow to be applied to the Purchase Price at closing, released to Seller, or refunded to Buyer as provided herein;

b.
On or before the date of Close of Escrow (as hereinafter defined), Buyer shall deposit into escrow any additional sum so that Buyer’s deposit(s) plus the additional sum equals the Purchase Price, plus any costs or prorations which are Buyer’s responsibility under paragraph 10.

3.  Title/Survey. Seller shall furnish good, marketable and insurable title to the Property at closing. “Insurable” as used herein is defined to mean title which is insurable by Lawyers Title Insurance Corporations, c/o Steven Nadolski, 1050 Wilshire Drive, Suite 310, Troy, MI 48084 (the “Title Company”) at its standard rates without standard exceptions except for those exceptions, if any, approved in writing by Buyer after receipt of a title commitment from the Title Company dated after the date of this Agreement and accompanied by copies of all documents referred to therein and the survey referenced below which locates all easements and other existing improvements. Buyer shall be responsible for any additional survey work, or to re-certify the survey to Buyer and the Title Company, if desired by Buyer including any requirement of the title company for an ALTA survey in order to remove the standard title exceptions and to issue the title commitment and subsequent title policy without standard exceptions.

Seller shall deliver to Buyer within ten (10) days hereof, the title commitment referenced above, that certain survey identified as Job No. 332-B, dated June 10, 2005 prepared by Boulder Design Services, LLC and copy of traffic study from 2005 (“Seller Documents”). Buyer shall then have twenty (20) calendar days after receipt of the Seller Documents in which to examine same. If Buyer finds any defects or exceptions to Seller Documents which (a) render the title not marketable or insurable or (b) render the Property unsuitable for the Intended Use (hereinafter defined), Seller shall be furnished with a written statement thereof prior to the expiration of the twenty (20) day period; and Seller shall have fifteen (15) calendar days after receipt of Buyer’s notice in which to correct or delete all such defects or exceptions. If Seller shall fail to correct such defects or exceptions within such period, then Buyer shall have an additional fifteen (15) calendar days thereafter to either: (i) decline to accept the Property with such defects or exceptions, terminate this Agreement, and receive a refund of the deposit(s) made by Buyer hereunder together with any interest accrued thereon; or (ii) accepting the Property with such defects and exceptions, in the event they can be cured prior to the Close of Escrow. Upon approval by Buyer of the title shown in the title commitment, as provided herein, and the delivery to Buyer at the Seller’s expense at the Close of Escrow of an ALTA owners title insurance policy Form 1992 (without standard or regional exceptions) in the amount of the Purchase Price naming Buyer as the insured and as owner of fee simple title to the Property, subject only to those exceptions approved by Buyer, Seller’s obligation hereunder to furnish good, marketable and insurable title shall be satisfied. Seller has provided a survey identified above as Job No. 332-B dated June 10, 2005 prepared by Boulder Design Services LLC and Seller shall not be responsible for any additional survey costs other than the survey already provided including any requirement by the Title Company for an ALTA survey to issue the title commitment and policy without standard exceptions.

4.  Conditions Precedent to Performance of Agreement by Buyer. Buyer shall be obligated to complete this transaction only upon satisfaction of each of the following conditions precedent, or the waiver thereof by Buyer, within ninety (90) days (“Due Diligence Period”):

(a)  Seller is able to convey good, marketable and insurable title to the Property as required by paragraph 3.

(b)  The representations and warranties made by Seller in this Agreement are true on and as of the date of the Close of Escrow with the same effect as though such representations and warranties had been made on and as of the date of the Close of Escrow.

(c)  Buyer shall have: (1) obtained final approval of such changes in zoning, variances in zoning, special use permits or other orders appropriate under applicable zoning laws and regulations as are required for Buyer’s intended use of the Property which consists of the construction and operation of a bank with drive-through lane (hereinafter referred to as the “Intended Use”); (ii) final site plan for a building measuring approximately 4,500 square feet, with ample parking, and at least four (4) covered drive-through lanes as deemed satisfactory by Buyer for the Intended Use; and (iii) all government regulatory approvals of the location for a bank and other approvals and requirements to operate the bank.

(d)  Buyer shall have received evidence that all necessary utility services (including storm drains, sanitary sewer, electricity, gas and water) are available in sufficient quantity for the Intended Use and that the provision of said services is in conformity with applicable zoning requirements and has been approved by the appropriate municipal officials and utility companies.

(e)  Buyer shall have received satisfactory evidence of access between the Property and all public streets bordering the Property, including the availability of curb cuts for ingress-egress to and from the Property in sizes and at locations designated by Buyer and approved by the appropriate governmental officials,

(f)  The results of any inspection, soil tests, drainage test, survey, topographical analysis, environmental investigations, engineering and/or architectural drawings do not disclose that the Property is unsuitable in the judgment of Buyer for the Intended Use. Seller hereby grants to Buyer, its agents and contractors a license for access over and through the Property for the purposes of conducting any of the foregoing tests, inspections or surveys provided that Buyer shall hold Seller harmless from any liability, damage or expense which Seller may incur by reason thereof. Buyer shall notify Seller at least 24 hours in advance if access is needed to the building structures located on the Property. Buyer shall during the initial ninety (90) day due diligence period cause to be made by an Environmental Company a Phase I Environmental Assessment and deliver a copy of such Assessment to the Seller, at no cost of Seller. Further, Buyer shall also deliver to Seller copies of all test results and studies caused to be made by Buyer on the subject property as such results are received by Buyer, at no cost to Seller.

Seller hereby discloses to Buyer that Seller purchased the subject property for the purpose of renting to tenants the houses that were existing on the property at the time that the Seller purchased the property. Seller has not personally occupied the houses and has not made any independent investigation of whether the houses existing on the subject property were ever serviced by heating oil or some other fuel that may have required an underground fuel oil supply tank. If it is found that one or more supply tanks exist on the subject property, Buyer acknowledges said disclosure and understands and agrees that Seller shall not be responsible for any costs relating to such underground fuel oil supply tank or tanks Buyer shall investigate and satisfy itself as to whether any underground fuel oil supply tanks exist on the subject property making the subject property unsuitable in the judgment of the Buyer for its intended use.

(g)  Seller shall have complied, at Seller’s expense, with the provisions of any applicable laws and ordinances relating to the subdividing of real property including without limitation the preparation, final approval, and filing of any required subdivision plat or land division application to legally separate the Property from any larger parcel of land. Seller shall not be responsible for any requirements or costs relating to the requirements to combine the two parcels into one tax parcel which may be required as a part of the City of Novi Site Plan Approval process.

(h)  Buyer has obtained all necessary financing for acquisition of the Property and construction of the improvements necessary for Buyer’s Intended Use.

In the event that any contingency of this Agreement has not been either satisfied or waived by Buyer within ninety (90) days from the date of this Agreement, Buyer shall have the option to further extend the Due Diligence Period for three (3) successive thirty (30) day periods upon notice to Seller and payment to Seller of Ten Thousand Dollars ($10,000) from the original deposit held by Buyer’s Broker, for each thirty (30) day extension. If Buyer elects to terminate this Agreement prior to the expiration of the last extension of the Due Diligence Period, Buyer and Seller shall be relieved of any further liability to the other, and any remaining portion of the deposit held by Buyer’s Broker shall thereupon be returned to Buyer. If Buyer has satisfied or waived any remaining conditions prior to the expiration of the Due Diligence Period, as may be extended, and closes on the Property, the entire amount of the original deposit shall be applied to the Purchase Price. Any deposits paid to Seller for thirty (30) day extensions defined above shall be non-refundable, except in the event Buyer terminates this Agreement pursuant to Paragraph 8 of this Agreement, but applicable to the purchase price at closing.

5.  Representations and Warranties of Seller. Seller represents and warrants to and agrees with Buyer as follows:

(a)  Seller is the trustee of a trust, duly created, validly existing, and Seller has the power to own the Property and to enter into this Agreement to sell the Property.

(b)  The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Trust and constitutes the binding obligation of Seller without any third-party or beneficiary approval.

(c)  The transfer and delivery by Seller of the Property to Buyer as provided hereunder and the execution of any other agreements contemplated herein will not conflict with or result in the breach (which breach will affect its ability to perform hereunder) of any of the terms of any agreement or instrument to which Seller is a party or by which it is or may be bound or constitute a default thereunder, or violate any state or federal governmental law, statute, ordinance or regulation.

(d)  Seller has no actual knowledge of any encroachments of buildings, structures or improvements located on the Property onto adjoining property.

(e)  Seller is not involved in, nor aware of, any pending or threatened litigation which does or may affect the Property and there are no actions or proceedings pending or threatened against Seller before any court or administrative agency in any way connected with the Property.

(f)  Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code) and consequently Buyer need not withhold any portion of the purchase price as provided in Section 1445 of the Internal Revenue Code and Seller will so certify on Close of Escrow.

(g)  To the best of Sellers knowledge, without Seller making any independent investigations, that the Property (including the land, surface, water, ground water and any improvements) does not contain any underground storage tanks, asbestos, substantial amounts of waste or debris, or contamination. The representations contained in this paragraph shall survive the Close of Escrow and the recordation of the Deed. The Seller in this Agreement provided for the Buyer with due diligence time to perform the Buyers independent investigations as to the conditions of the Property including environmental conditions. Although the Seller is unaware of any contamination or hazardous waste being on the Property, the Seller must leave it to the Buyer to do it’s own independent investigation and thereby to make its independent determination as to the environmental condition of the Property and the Property meeting the requirements of the Buyer for it’s intended use.

6.  Establishment of Escrow and Close of Escrow; Extension of Close of Escrow. Upon execution of this Agreement by both parties, the parties shall open an escrow the Title Company in order to consummate the purchase in accordance with the terms and provisions hereof The provisions hereof shall constitute joint instructions to the Title Company; provided, however, that the parties shall execute such additional instructions as requested by the Title Company not inconsistent with the provisions hereof. Said escrow instructions shall provide for closing (the “Close of Escrow”) by recordation of a Warranty Deed from Seller to Buyer, and delivery of other documents and performance of other conditions required by this Agreement, within thirty (30) days after the expiration of the Due Diligence Period, as may be extended, and the vacation of the month-to-month tenancy of the occupants of the houses, said date being the “Closing Date”. If the Closing Date falls on a Saturday, Sunday or legal holiday, then in such event the date for Close of Escrow should be automatically extended to the next following business day.

7.  Deed; Possession. Upon the Close of Escrow, Seller shall convey fee title to the Property to Buyer by general Warranty Deed, whereupon Seller shall deliver and Buyer shall accept quiet and peaceable possession of the Property, free of any tenants or occupants.

8.  Default. In the event of any default by Seller hereunder, Buyer may, at its option, elect to enforce the terms of this Agreement through specific performance, or demand, and be entitled to, an immediate refund in full all deposit(s) by Buyer hereunder in full termination of this Agreement. In the event of any default by Buyer hereunder, Buyer and Seller agree that the actual damages, including any attorney’s fees and any damage for withdrawing the Property from the market for Buyer’s failure to perform hereunder by reason of any default of Buyer would be extremely difficult to measure, and that the amount of the deposits) by Buyer provided for herein is a reasonable estimate of such damages. In the event that Buyer defaults hereunder, Seller shall be paid the deposit(s) as its sole right to damages or other relief.

9.  Condition of Property. The Property shall be delivered to Buyer at the Close of Escrow in the same physical condition as of the date hereof. In the event there occurs any material change in the physical condition of the Property, Seller shall immediately notify Buyer thereof and this Agreement shall, at Buyer’s election, immediately become null and void. If Buyer elects to accept the Property in its then condition, all proceeds of insurance, if any, or claims for damages payable to Seller by reason of such damage shall be paid to or assigned to Buyer.

10.  Prorations and Expenses. All taxes and assessments (including all unpaid assessments, whether or not due) which have become a lien on the Property at the date of the Close of Escrow shall be paid by Seller. Current real property taxes and rentals shall be prorated between Buyer and Seller as of the date of the Close of Escrow. Seller shall pay the cost of any documentary transfer tax levied in accordance with requirements of lawful authority. Seller shall pay all costs of preparing and recording any documents required to remove title exceptions, and the premium for the owner’s policy of title insurance. Buyer and Seller shall each pay one-half of the escrow fee. Buyer shall pay the recording fee for the deed and any costs relating to the requirements of the City of Novi to combine the parcels into one tax parcel which may be required as a part of the site plan approval process.

Seller is aware and hereby discloses to Purchaser that sanitary sewer was installed in Section 10 of the City of Novi by a Contract Special Assessment District # 94. The property owned by Seller being sold to Buyer was not assessed nor included in the sanitary sewer Contract Special Assessment District # 94 and there may be tap in fees or connection fees for the sewer to service this property which may result in the Buyer having to pay additional or increased sewer connection or tap in fees as a result of the subject property not being included or assessed as part of the Sanitary Sewer Contract Special Assessment District # 94. Seller shall not be responsible for any of these costs related to the sanitary sewer connections which may or may not be considered an assessment.

11.  Brokers; Indemnification by Seller. Seller shall indemnify and hold Buyer harmless against any and all commissions, fees, costs or expenses incurred by or due to any real estate broker engaged by Seller for or by reason of Seller’s sale of the Property and against any claims, damages, loss, cost or expense, including attorneys’ fees, or other liability of any nature incurred by reason of the breach by Seller of any warranty or representation contained in this Agreement or any warranty or representation of Seller being untrue. All representations, warranties and indemnities made by Seller in this Agreement or pursuant hereto shall survive the Close of Escrow and the consummation of the transaction contemplated by this Agreement, notwithstanding any investigation theretofore or thereafter made by or on behalf of Buyer. Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that Seller is represented by Thompson-Brown Realtors, and the six percent (6%) commission payable by Seller at closing shall be equally shared with Max Broock Inc. Realtors, acting as Buyer’s Broker.

12.  Counterparts. This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all of the parties; each counterpart shall be deemed an original but all counterparts shall constitute a single instrument.

13.  Assignment. This Agreement may be assigned by either party without the prior written consent of the other party hereto and such assignment of this Agreement by either party hereto shall relieve it of its obligations hereunder upon receipt of written notice of such assignment by the other party. Subject to the foregoing, this Agreement shall be binding upon the heirs, executors, administrators and successors to the parties hereto.

14.  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed by registered or certified mail with postage prepaid, or deposited, prepaid, with an overnight delivery service, in each case, within such period as is reasonable under the circumstances, addressed to each party as provided on the first page of this Agreement, and a copy sent to the following:

(a)  If to Seller, copy to:

Thompson-Brown Realtors
30180 Orchard Lake Road, Suite 200
Farmington Hills, Michigan 48334
Attn: William W. Bowman Sr.

(b)  If to Buyer, copy to:

Clark Hill PLC
255 S. Old Woodward, Third Floor
Birmingham, MI 48009
Attn: Eric DeGroat, Esq.

or to such other addressees as shall be furnished in writing by either party to the other.

15.  Miscellaneous. This Agreement and all certificates, instruments and other papers furnished in connection with this Agreement set forth the entire understanding and agreement between the parties with reference to the subject matter hereof. This Agreement shall be construed and interpreted and the rights of the parties determined and enforced in accordance with the laws of the state wherein the Property is located. The headings for the various articles of this Agreement are used only as a matter of convenience for reference and are not to be considered a part of this Agreement or to be used in determining the intent of the parties to this Agreement.

16.  Time of the Essence. Time is of the essence in this Agreement. If counterparts to this Agreement have not been executed and returned to both parties as presented within ten (10) calendar days of the date delivered by the first to sign, this Agreement and offer becomes null and void and of no further force or effect.

17.  Tax Deferred Exchange. The Buyer is aware that the Seller is participating in a tax deferred exchange as defined under Section 1031 of the Internal Revenue Code and that this property is being sold in connection with that transaction. The Buyer agrees to cooperate in the transaction for the benefit of the Seller. The Buyer will incur no additional expense or obligation in connection with fulfilling the requirements of the exchange. The Buyer will have no liability or responsibility in connection with the exchange portion of the transaction.

THE UNDERSIGNED individuals have been duly authorized to bind the respective parties to this Agreement as of the day and year so indicated.

Date: February 16, 2006	BUYER:

CITY CENTRAL BANCORP, INC.

	By:	/s/ Satish Jasti

	Name:	Satish Jasti
	Its:	President & CEO

Date: February 11, 2006	SELLER:

	By:	/s/ Anne Bitonti
Anne M. Bitonti, as trustee of the Anne M. Bitonti Revocable Trust, U/A/D June 6, 2000

EXHIBIT A

Legal Description of Property

Commonly known as: 44264 Twelve Mile Road, Novi, MI

Tax Parcel Nos.:          (Parcel 1) 50-22-10-400-012
                                      (Parcel 2) 50-2210-400-013

Legal Descriptions:

Parcel 1:
Part of the Southeast 1/4 of Section 10, Town I North, Range 8 East, City of Novi, Oakland County, Michigan, described as: Commencing at the South 1/4 corner of said section; thence North 00 degrees 52 minutes 00 seconds West, 300 feet to the Point of Beginning, thence North 00 degrees 52 minutes 00 seconds West, 165 feet; thence East 264 feet; thence South 00 degrees 52 minutes 00 seconds East, 165 feet; thence West 264 feet to the Point of Beginning.

Parcel 2:
Part of the Southeast 1/4 of Section 10, Town 1 North, Range 8 East, City of Novi, Oakland County, Michigan, described as: Commencing at the South 1/4 corner of said section; thence North 00 degrees 52 minutes 00 seconds West, 75.01 feet to the Point of Beginning, thence North 00 degrees 52 minutes 00 seconds West, 254.99 feet; thence East 264 feet; thence South 00 degrees 52 minutes 00 seconds East, 254.99 feet; thence West 264 feet to the Point of Beginning.